Exhibit 3.8

CERTIFICATE OF AMENDMENT

TO AMENDED AN RESTATED

CERTIFICATE OF INCORPORATION

OF

U.S. PRECIOUS METALS, INC

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of U. S. Precious Metals, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation, as amended by the Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on March 24, 2011, be further amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 335,000,000 shares of capital stock, classified as (i) 10,000,000 shares of preferred stock, par value$.00001 per share ("Preferred Stock"), and (ii) 325,000,000 shares of common stock, par value $.00001 per share ("Common Stock").

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in he case of a vote by classes or series, or may be required by their provisions of the certificate of incorporation, as amended, have voted in favor of the amended is 57.7%

The change described herein will be effective upon filing this certificate with the Delaware Secretary of State, however, such change shall not be earlier than April 15, 2014.

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Executed this the 14th day of April 2014.

U.S. Precious Metals, Inc.

/s/ David Cutler

David Cutler

Chief Financial Officer